For Immediate Release	January 1, 2006

Contact: Greg Gordon 219-836-5870

American Savings Announces the Retirement of Dan Poludniak
and Brings On Scott Gyure As New CFO

Munster, IN. American Savings, FSB, a local bank serving the community for over 95 years (the “Bank”), announces the retirement of Dan Poludniak, the Bank’s Chief Financial Officer (CFO) for the last 22 years, effective January 1, 2006. Poludniak retired at the end of 2005 after his many years of dedicated service with plans for a retirement of travel and leisure.
Poludniak began his time as CFO with the Bank in 1983 and remained a fixture at the Bank thereafter. Clement “Skip” Knapp, Jr., the bank’s current Chief Executive Officer (CEO), says of Poludniak, “He is a significant part of this Bank’s long history. He will be sorely missed, but we all wish him well in his retirement.”
“While his presence and expertise will surely be missed at the bank, he continues to be an involved participant in area organizations. He makes a significant contribution to everything his life touches.”

The Board of Directors selected Scott Gyure to replace Poludniak as its new CFO. Says Gyure, “It’s a pleasure to join a great local institution such as American Savings.”
Gyure received his undergraduate degree from Purdue University Calumet and his Masters of Business Administration degree from Indiana University Northwest. He brings over 20 years’ experience from Sand Ridge Bank where he served in a variety of roles, most recently as a Senior Vice President and Chief Financial Officer for the past five years. “Scott makes a wonderful addition to the American Savings family. We have every confidence that Scott will meet or exceed our expectations for him,” says Michael Mellon, Executive Vice President.
“I look forward to new challenges with the Bank. It’s a great organization and I anticipate a long and prosperous relationship,” says Gyure.
Founded in 1910, the Bank today still operates under the same family leadership, currently under President and CEO Clement “Skip” Knapp, Jr. The Bank operates three branches in Munster, Hammond and Dyer, and offers a full line of consumer and business financial products. The Bank is the wholly owned subsidiary of AMB Financial Corporation (OTC BB: AMFC

#  #  #  #